United States

Securities And Exchange Commission

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2015

CAMPUS CREST COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-34872	27-2481988
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2100 Rexford Road, Suite 414
Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 496-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02      Results of Operations and Financial Condition.

On February 26, 2015, Campus Crest Communities, Inc. (the “Company”) issued a press release announcing its results of operations for the three months and year ended December 31, 2014. A copy of such press release is furnished as Exhibit 99.1 to this current report. A copy of the Company’s Fourth Quarter 2014 Supplemental Analyst Package referenced in such press release is furnished as Exhibit 99.2 to this current report.

The information contained in Item 2.02 of this current report on Form 8-K, including Exhibits 99.1 and 99.2, is furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information in Item 2.02 of this current report on Form 8-K, including Exhibits 99.1 and 99.2, shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Angel Herrera as Chief Operating Officer

On February 20, 2015, Angel Herrera tendered his resignation as Chief Operating Officer of the Company, effective on February 28, 2015. Mr. Herrera’s resignation was not the result of any dispute or disagreement with the Company regarding the Company’s operations, policies or practices, but rather was a result of Mr. Herrera’s desire to pursue other opportunities closer to his family’s home in the southwest.

In connection with Mr. Herrera’s resignation, the Company and Mr. Herrera entered into a Separation Agreement, effective as of February 28, 2015 (the “Separation Agreement”). In addition to providing for the termination of Mr. Herrera’s employment as Chief Operating Officer, the Separation Agreement provides that Mr. Herrera will receive the following compensation and benefits:

•	a cash payment of $122,566.12, less payroll deductions, to be paid by March 10, 2015; and

•	vesting of 41,137 shares of unvested restricted stock awards held by Mr. Herrera that were granted to him during 2014.

Under the Separation Agreement, Mr. Herrera released and discharged, and covenanted not to sue, the Company or any of its affiliates, subsidiaries, parent companies, predecessors, successors and assigns or any of their respective officers, directors, employees, shareholders and other agents and related parties from any and all claims of any nature which Mr. Herrera now has or may later claim to have against the foregoing parties, whether known or unknown to him, resulting from anything that occurred prior to the date of the Separation Agreement. Mr. Herrera continues to be bound by the obligations, including post-termination obligations, under the Confidentiality and Noncompetition Agreement made and entered into as of October 27, 2014, which agreement has been filed previously as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 31, 2014.

Appointment of Mr. Aaron S. Halfacre as President

As previously announced, the Board of Directors of the Company appointed Aaron S. Halfacre, the Company’s Executive Vice President and Chief Investment Officer, to the additional role of President of the Company effective February 15, 2015. Mr. Halfacre has over 16 years of real estate and investment management experience and was most recently with Cole Real Estate Investments, a publicly traded net lease REIT that subsequently merged into American Realty Capital Properties, where he was Head of Strategic Relations overseeing both corporate strategy and capital market relationships. Prior to Cole, he held senior leadership roles at BlackRock, the world's largest investment manager, to include COO within their global opportunity equities team and the dual roles of Chief of Staff and Head of Product Development in their institutional real estate group. Earlier, he worked at Green Street Advisors, the leading independent REIT research firm, where he first established his long-standing relationships with the REIT investment community. Mr. Halfacre is a CFA® charterholder, has an MBA in finance from Rice University and holds an undergraduate degree in accounting from College of Santa Fe. Mr. Halfacre is 42 years old.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
99.1	Press release, dated February 26, 2015, issued by Campus Crest Communities, Inc., providing the results of operations for the three months and year ended December 31, 2014
99.2	Campus Crest Communities, Inc. Fourth Quarter 2014 Supplemental Analyst Package

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Scott R. Rochon
Scott R. Rochon
Acting Chief Financial Officer
and Chief Accounting Officer

Dated: February 26, 2015

Exhibit Index

Exhibit Number	Description
99.1	Press release, dated February 26, 2015, issued by Campus Crest Communities, Inc., providing the results of operations for the three months and year ended December 31, 2014
99.2	Campus Crest Communities, Inc. Fourth Quarter 2014 Supplemental Analyst Package